Exhibit 9

August 20, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our report dated August 18, 2021 on our review of interim financial information of the Asian Infrastructure Investment Bank is included in this Amendment No. 2 to the annual report on Form 18-K for the fiscal year ended December 31, 2020.

Very truly yours,

/s/ PricewaterhouseCoopers